      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH__, 2000
                                                     REGISTRATION NO. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  NOVAVAX, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                       22-2816046
(State of incorporation)              (I.R.S. Employer Identification Number)

                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046
                                 (301) 854-3900
 (Address, including zip code, and telephone number, of registrant's principal executive offices)

                                 JOHN A. SPEARS
                                  NOVAVAX, INC.

                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046

                                 (301) 854-3900

 (Name, address, including zip code, and telephone number, of agent for service of process)

                                 With a copy to:
                              DAVID A. WHITE, ESQ.
                             WHITE & MCDERMOTT, P.C.
                                65 WILLIAM STREET
                               WELLESLEY, MA 02481
                                 (781) 431-1700

         Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                     Proposed               Proposed
                                                     Maximum                Maximum              Amount of
Title of Securities        Amount to                 Offering Price         Aggregate            Registration
to be Registered           be Registered             Per Share              Offering Price       Fee
---------------------------------------------------------------------------------------------------------------
Common Stock               3,903,619 shares (1)      $10.125 (2)            $39,524,142.         $ 10,434.
($.01 par value)

(1) The shares being registered by this registration statement include (i) 2,813,850 shares of common stock sold by the Company in January, 2000 to various purchasers in a private placement under the terms of a Stock and Warrant Purchase Agreement dated January 28, 2000, (ii) 703,460 shares of common stock that may be issued by the Company under warrants issued to the purchasers in the private placement, (iii) 281,385 shares of common stock that may be issued by the Company under warrants issued to the placement agents in connection with the private placement, (iv) 50,000 shares of common stock that may be issued by the Company under warrants issued to The Research Works, Inc. pursuant to a warrant issued in November, 1996, (v) 54,924 shares of common stock that may be issued by the Company under warrants issued to Vector Securities International, Inc. pursuant to a warrant issued in October, 1996, and (vi) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on March 3, 2000, as reported by the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS


================================================================================

                                  NOVAVAX, INC.

                3,903,619 SHARES OF COMMON STOCK ($.01 PAR VALUE)
                                 MARCH __, 2000

================================================================================

         Novavax is registering the sale of up to 3,903,619 shares of common stock that may be sold from time to time by the selling stockholders identified in the "Selling Stockholders" section of this prospectus.

         Novavax will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The Company's common stock is listed for quotation on the American Stock Exchange under the symbol NOX. On March 3, 2000 the closing sale price of the common stock, as reported by the American Stock Exchange, was $10.00 per share.

INVESTING IN NOVAVAX COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                        Page

About Novavax............................................................. 3
Risk Factors.............................................................. 4
Available Information......................................................9
Incorporation of Certain Documents by Reference........................... 9
Special Note Regarding Forward Looking Statements........................ 10
Selling Stockholders......................................................10
Use of Proceeds...........................................................12
Plan of Distribution......................................................12
Legal Matters.............................................................13
Experts...................................................................13
Indemnification...........................................................13

                      ------------------------------------

                                  NOVAVAX, INC.
                        3,903,619 SHARES OF COMMON STOCK
                                   PROSPECTUS

                                  ABOUT NOVAVAX

         Novavax is a biopharmaceutical company focused on the research, development and commercialization of products utilizing its drug delivery and vaccine technologies for large and growing markets, including women's health, infectious and autoimmune diseases and cancer. The company holds 50 US patents for its drugs and has 3 patents pending. Our technologies involve the use of proprietary, microscopic lipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products, including certain hormones, anti-bacterial and anti-viral products and vaccine adjuvants, which are substances added to vaccines to enhance their effectiveness. These technologies support three product development programs: hormone replacement therapies, third party drug delivery and vaccine adjuvant applications and anti-microbial agents. We are applying our proprietary lipid vesical encapsulation technologies including Novasome(R) lipid vesicles and micellar nanoparticles to develop product candidates for the topical and oral and injectable delivery of generic and non-generic drugs, peptides, proteins and oligonucleotides. Our Novasome technology is also being developed as an adjuvant delivery system for enhanced vaccine efficacy. We have several product candidates in pre-clinical and clinical trials, including ESTRASORB(R), a topical cream for estrogen replacement therapy which entered a US multi-center Phase III clinical testing in September, 1999.

         In August, 1999, Novavax acquired substantially all of the assets of DynCorp's vaccine manufacturing and development division, which is now Novavax's Biomedical Service Division ("BSD"). BSD is engaged in contract research and development and Phase I and Phase II manufacturing of human vaccines for its own use, government laboratories and other vaccine companies. In the past 12 months, BSD has been involved in the manufacturing and development of several vaccines including: Hepatitis, influenza, vaccina, attenuated Dengue, HPV, rotavirus, malaria, and anti-cancer vaccines. BSD has several issued and patents pending in the areas of therapeutic and preventative vaccines that may be used commercially.

         Our diverse product portfolio and multiple technologies reduce our dependence on a limited number of compounds and enhance our ability to introduce novel products in a broad range of substantial markets. Moreover, through our proprietary drug delivery technology, we can deliver a wide range of pharmaceuticals topically, mucosally, orally, intravaginally and by injection. We are currently in various stages, ranging from preclinical to Phase III trials, of developing 12 products, which are funded by Novavax, the United States government and corporate partners.

         All of our product candidates are still in a relatively early stage of development and cannot be marketed until Phase I, Phase II and Phase III human clinical studies have been completed and new drug applications have been prepared, filed and approved by the FDA and other applicable regulatory agencies. We expect that this process will take several years and will require us to spend substantial amounts of money which we will have to raise from additional financings or licensing agreements. Therefore, we expect that the annual operating losses and accumulated deficit will continue for the foreseeable future. We estimate that the current funds will be sufficient to finance company operations at presently planned levels for another 18 to 24 months.

         Novavax was incorporated in Delaware in 1987. The principal executive offices are currently located at 8320 Guilford Road, Columbia, Maryland 21046. The telephone number is (301) 854-3900.

                                  RISK FACTORS

         An investment in the Novavax shares involves a significant risk. To determine whether to purchase the shares, prospective investors should carefully consider the risk factors identified below, the other information presented in this prospectus, and should obtain from Novavax any further information necessary to their full understanding of such risk factors.

NOVAVAX HAS NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCT AND OUR ABILITY TO DO SO IS UNCERTAIN

         All of our potential products are still in various stages of pre-clinical research or clinical trials. We do not expect to have any products available for commercial sale for at least two years. Significant further research and development, pre-clinical and clinical testing, regulatory approval and additional financing are all necessary before any commercial sale of any product.

         We are not certain whether we will be able to complete and sell any product. The development of pharmaceutical products based on new technologies is subject to a variety of inherent risks of failure. These risks include the following:

         - Our potential products may be found to be unsafe, to have harmful side effects on humans, to be ineffective or otherwise fail to meet regulatory standards or receive necessary regulatory approvals.

         - Our potential products may be too difficult or costly to manufacture on a large scale, to develop into commercially viable products or to market.

         - Our potential products may not be accepted by the medical community.

         -        Other companies may market superior or equivalent products.

         - Other parties may claim proprietary rights to our product technology that prevent us from marketing our products.

         - We may be unable to raise enough money to finance our continued product development.

         We are currently in Phase III clinical trials for estrogen replacement therapy, ESTRASORB. Although the successful completion of Phase III testing of this drug appears likely, there is no guarantee that this will occur. The failure of ESTRASORB to successfully pass Phase III testing is likely to have a negative effect on the company's projected future earnings. In addition, we are in various phases of testing other products, which we cannot guarantee will ever successfully pass such testing phases, and if so, will result in commercially successful products. Clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing can vary by product and by the indicated use of a product. We are unable to predict the length of time to complete the necessary clinical trials and obtain regulatory approval.

NOVAVAX HAS INCURRED SUBSTANTIAL OPERATING LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN

         Our expenses have exceeded our revenues since the formation of the company in 1987, and our accumulated deficit at the end of 1999 was $42,891,000. We have received a very limited amount of product-related revenue from research contracts, licenses and agreements to provide vaccine products, services and adjuvant technologies. Our net losses for the last three years were $4,547,000 in 1997, $4,817,000 in 1998 and $4,503,000 in 1999. Our revenues for the last three years were $520,000 in 1997, $681,000 in 1998 and $1,181,000 in 1999. Our
losses have resulted from expenses related to our product research and development programs, protection of our patents and other intellectual property and from other general operating expenses. We expect that our annual losses will increase in the near-term as we conduct additional and larger clinical trials and seek regulatory approval for advanced stage product candidates. We expect that our only sources of revenue for the foreseeable future will be from possible collaborative partners, product or technology licensees and investment income. We do not expect revenues from commercial sales of products for at least two years, if at all. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies that will result in significant revenues. Therefore, we expect our cumulative operating loss to increase until such time, if ever, as product sales, licensing fees and royalty payments generate sufficient revenue to fund our continuing operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

NOVAVAX WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL AND IS UNCERTAIN OF OBTAINING FUTURE FINANCING

         We estimate that the net proceeds of our January, 2000 private placement, together with our existing cash resources, will be sufficient to finance our operations at current and projected levels of development and general corporate activity for the next 18 to 24 months. Thereafter, we will require substantial additional funds to continue our research and development, commence future pre-clinical and clinical trials, seek regulatory approvals, establish commercial-scale manufacturing capabilities and market our products. We may seek additional funds for these purposes through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies and other sources. We cannot be certain that adequate additional funding or bank financing will be available to us on acceptable terms when we need it, if at all. If we cannot raise all the additional funds we need to continue our current and anticipated operations, we may be required to significantly delay, reduce the scope of or eliminate one or more of our research or development programs, or seek other alternatives to avoid insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies, product candidates or products.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN THE PROPRIETARY NATURE OF OUR TECHNOLOGY

         Our success will depend in large part on our ability to maintain the proprietary nature of our technology and other trade secrets. To do so, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret protection. We also must operate without infringing the proprietary rights of third parties or letting third parties infringe our rights. Novavax has 50 United States patents and 125 foreign patents covering its technologies, including its Novamix(TM) production equipment. However, patent issues relating to pharmaceuticals involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the United States Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our applications will result in the issuance of patents, or that any patents issued to Novavax will provide us with any competitive advantage. We also cannot be sure that Novavax will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to Novavax.

         There is risk that third parties may challenge our existing patents or may claim that we is are infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that we may be required to obtain licenses from third parties to avoid infringing third party patents or other proprietary rights. We cannot be sure that such third party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

         Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for Novavax's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

OTHER ORGANIZATIONS HAVE GREATER RESOURCES TO DEVELOP, MANUFACTURE AND MARKET COMPETITIVE PRODUCTS

         We compete with numerous other companies worldwide that have developed or are developing novel drug delivery and encapsulation technologies. These competitors include both large and small pharmaceutical companies, biotechnology firms, universities and other research institutions. Novavax may not succeed in developing technologies and products that are more effective than those being developed by our competitors. Novavax's technologies and products may be rendered obsolete or noncompetitive as a result of products introduced by competitors. Most of our competitors have substantially greater financial and technical resources, production and marketing capabilities and related experience than Novavax. The greater resources, capabilities and experience of our competitors may enable them to develop, manufacture and market their products more successfully and at a lower cost than Novavax. In addition, many of Novavax's competitors have significantly greater experience than Novavax in conducting preclinical testing and clinical trials of human pharmaceuticals and obtaining regulatory approvals to market such products. Accordingly, Novavax's competitors may succeed in obtaining FDA approval for products more rapidly than Novavax which may give them an advantage over Novavax in achieving market acceptance of their products.

NOVAVAX NEEDS MARKETING AND MANUFACTURING PARTNERS TO COMMERCIALIZE ITS PRODUCTS

         We have no significant marketing or manufacturing capability and our drug development capability is limited in large part by our finances. Although we have the ability to produce the limited quantities of products needed to support our current research and development program and early-stage clinical trials, we will need more production capacity for larger later-stage clinical studies and commercial sales. Therefore, our ability to successfully develop and commercialize our products depends in large part on our success in entering into strategic alliances or licensing arrangements with collaborative partners, primarily pharmaceutical companies. We expect that these partners will assume various responsibilities for product commercialization including conducting clinical trials, submitting applications for regulatory approval, manufacturing product supplies and marketing approved products. However, we may not be able to negotiate collaborative arrangements on acceptable terms. Even if such collaborations are established, they may not be scientifically or commercially successful. There is a risk that our collaborative partners may fail to perform their obligations to develop, manufacture or market our products in which case our business may be adversely affected. We also face the risk that our collaborative partners may develop competing technologies for treating the diseases and conditions targeted by our products, either on their own or in collaboration with others.

         In certain circumstances, it may be advantageous for us to retain manufacturing rights for some of the products that we license to collaborative partners. However, we cannot be sure that we will be able to retain such rights on acceptable terms, if at all, or that we will have the ability to produce the quantities of product required under the terms of such arrangements. Our reliance on collaborative arrangements for product development and commercialization may result in lower revenues from royalties and other payments than we could have generated had we commercialized and marketed products ourselves.

         If we manufacture our own products, we will need to acquire additional manufacturing facilities and to improve our manufacturing technology. Establishing additional manufacturing facilities will require us to spend substantial funds, hire and retain a significant number of additional personnel and comply with extensive regulations applicable to such facilities here and abroad, including the current good laboratory practices and good manufacturing practices required by the FDA. If we elect to or need to manufacture our own products, we risk the possibility that we may not be able to do so in a timely fashion at acceptable quality and prices or in compliance with good laboratory practices and good manufacturing practices. If we are not able to enter into commercial manufacturing agreements or successfully develop our own commercial manufacturing capacity, sales of our products will be delayed or reduced.

         We expect to commercialize and sell certain products through co-marketing arrangements with third parties. However, we may not be able to attract such marketing partners on acceptable terms, if at all. To the extent we do establish such marketing arrangements, our revenues will largely depend on the efforts of those third parties whose efforts may not be successful or profitable. We may also elect to build a small targeted direct sales group for products in markets that can be accessed with a small to medium size sales force, if and when such products approach FDA marketing approval. In order to market our products directly, we would need to develop a marketing staff and sales force with technical expertise. To date, however, Novavax has had no experience in sales, marketing or distribution of its products. Therefore, we may not be able to successfully build a marketing or sales team. If we can, the cost of establishing such a marketing or sales team may exceed our product revenue or the efforts of our direct sales and marketing team and therefore may not be successful in competing with other companies that currently have extensive and well-funded marketing and sales operations.

WE MAY NOT SUCCEED IN OBTAINING THE FDA APPROVAL NECESSARY TO SELL OUR PRODUCTS

         The development, manufacture and marketing of our pharmaceutical products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous preclinical testing and extensive human clinical trials that demonstrate the safety and effectiveness of a product in order to apply for regulatory approval to market the product. Three of our product candidates, ANDROSORB (TM), Helicore (TM) and a spermicide, are now in or have recently completed Phase I human clinical studies. ESTRASORB (TM), is currently in Phase III clinical trials for estrogen replacement therapy. Our other product candidates are in pre-clinical laboratory or animal studies. Before applying for FDA approval to market any particular product candidate, we must conduct larger-scale Phase II and III human clinical trials that demonstrate the safety and efficicay of our procucts to the satisfaction of the FDA or other regulatory authorities. These processes are expensive and can take many years to complete. We may not be able to demonstrate the safety and efficacy of our products to the satisfaction of the FDA or other regulatory authorities. We may not be able to demonstrate the safety and efficacy of our products to the satisfiaction of the FDA or other regulatory authorities. Novavax may also be required to demonstrate that its proposed product represents an improved form of treatment over existing therapies and we may be unable to do so without conducting further clinical studies, if at all.

         We may fail to obtain regulatory approval for our products on a timely basis, if at all. Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunties and increased clinical trial costs. How quickly we complete our clinical trials and our applications for marketing approval depends on several factors, including the following:

         - the rate of patient enrollment, which is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

         - institutional review board approval of the protocol and the informed consent form;

         -        prior regulatory agency review and approval;

         - analysis of data obtained from preclinical and clinical activities which are susceptible to varying interpretations which interpretations could delay, limit or prevent regulatory approval;

         - changes in the policies of regulatory authorities for drug approval during the period of product development; and

         - the availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.

         We have limited experience in conducting and managing the preclinical and clinical trials necessary to obtain regulatory marketing approvals. We may not be able to obtain the approvals necessary to conduct clinical studies. Also, the results of our clinical trials may not be consistent with the results obtained in preclinical studies or the results obtained in later phases of clinical trials may not be consistent with those obtained in earlier phases. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. If regulatory approval of a drug is granted, such approval is likely to limit the indicated uses for which it may be marketed. Furthermore, even if a product of ours gains regulatory approval, the product and the manufacturer of the product will be subject to continuing regulatory review. We may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered.

INVESTORS MAY EXPERIENCE DIFFICULTY TRADING OUR STOCK IF THE VOLATILITY OF OUR STOCK PRICE RESULTS IN IT BEING DELISTED FROM THE AMEX

         Our common stock is currently traded on the American Stock Exchange. A failure to continue to meet the AMEX's maintenance requirements may result in a delisting of the common stock. In particular, we may have difficulty maintaining the minimum market capitalization requirements of the AMEX because such capitalization is dependent on the price at which the shares of our common stock trade from time to time. During calendar year 1999, the closing price of our common stock on the American Stock Exchange ranged between a low of $1 15/16 per share and a high of $5 15/16 per share. If our stock were delisted from the AMEX, it would probably be traded in over-the-counter markets. This would be likely to impair the ability of investors to trade our stock as a result of limitations on the number of shares they could buy or sell, delays in the timing of transactions, reductions in news coverage of the company by security analysts and the media, and lower prices than might otherwise be attained.

OUR BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DETER AN ACQUISITION OF NOVAVAX, A CHANGE OF MANAGEMENT OR OTHER EVENTS THAT MIGHT BENEFIT STOCKHOLDERS

         Our Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of Novavax must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of Novavax or the Board of Directors. The Restated Certificate of Incorporation also provides for a classified Board of Directors and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of Novavax entitled to vote. The Board of Directors also has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock.

         These provisions and other provisions of our Restated Certificate of Incorporation and By-Laws, may deter hostile takeovers or delay or prevent changes in control or management of the company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they believe to be beneficial.

                              AVAILABLE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

         Our Common Stock is listed on the American Stock Exchange. Reports, proxy and information statements and other information concerning Novavax can be examined at the American Stock Exchange Inc., 86 Trinity Place, New York, New York 10006.

         This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the Registration Statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares of common stock. The documents we are incorporating by reference are:

         1. Novavax's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. The description of the Common Stock contained in Novavax's Registration Statement on Form 10, File No. 0-26770, filed on September 14, 1995 pursuant to Section 12(b) of the Exchange Act.

         You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:
Novavax, Inc., 8320 Guilford Road, Columbia, MD 21046; (301) 854-3900.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management and use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," or similar expressions. Forward-looking statements include information concerning possible or assumed future results of operations, future product development and related clinical trials and statements regarding future research and development. Forward-looking statements necessarily involve risks and uncertainties and other factors which may cause the actual results, performance or achievements of Novavax, or industry results, to be materially different from those anticipated in the forward-looking statements. These risks and uncertainties are discussed in the Risk Factors section and elsewhere in this prospectus.

                              SELLING STOCKHOLDERS

         In January, 2000, Novavax closed on a private placement of 2,813,850 shares of its common stock and the issuance of warrants to the purchasers for the purchase of an additional 703,460 shares of common stock (the "Private Placement"). The issuance price of the common stock was $4.00 per share. Each share was sold together with a non-transferable warrant for the purchase of .25 additional shares at an exercise price of $6.75. The warrants have a three-year term. Gross proceeds from the Private Placement were $11,255,400.00. The placement agents were paid $675,324 and issued non-transferable warrants for the purchase of 281,385 shares of Novavax common stock exercisable at a price of $6.75 for a three-year term.

         The shares being offered hereby by the selling stockholders consist of:
(a) 2,813,850 shares of common stock sold by the Company in January, 2000 to various purchasers in a private placement under the terms of a Stock and Warrant Purchase Agreement dated January 28, 2000, (b) 703,460 shares of common stock that may be issued by the Company under warrants issued to the purchasers in the private placement, (c) 281,385 shares of common stock that may be issued by the Company under warrants issued to the placement agents in connection with the private placement, (d) 50,000 shares of common stock that may be issued by the Company under warrants issued to The Research Works, Inc. pursuant to a warrant issued in November, 1996 and (e) 54,924 shares of common stock that may be issued by the Company under warrants issued to Vector Securities International, Inc. pursuant to a warrant issued in October, 1996, This Prospectus covers the resale by the selling stockholders of these 3,903,619 shares plus, pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions. Novavax's offer and sale of the shares to the selling stockholders was made pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         The following table sets forth certain information with respect to the selling stockholders, including (a) the name of the selling stockholders, (b) the number of issued and outstanding shares of common stock owned by each selling stockholder, (c) the number of shares of common stock that each selling stockholder may acquire within 60 days hereof pursuant to warrants, (d) the total number of shares of common stock owned by the selling stockholders prior to the offering and (e) the maximum number of shares of such common stock to be offered hereby. Because the selling stockholders may offer and sell all or a portion or none of the common stock offered pursuant to this Prospectus, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of the offering. The information in the table below has been obtained from the selling stockholders by a placement agent for the Private Placement. See "Plan of Distribution."

         The shares covered by this prospectus may be offered from time to time by the selling stockholders named below or their transferees, pledgees, donees and other successors as described under "Plan of Distribution":

                                              Number of Shares
                                              Owned Prior to Offering                          Maximum Number
                                              -----------------------                            of Shares
Name of Selling Stockholder                   Shares          Warrants           Total         Being Offered
---------------------------                   ------          --------           -----         --------------
Coralbasin & Co.                               700,000         175,000          875,000           875,000
Coralrock & Co.                                300,000          75,000          375,000           375,000
Deutsche Bank Securities, Inc.                 280,000          62,500          342,500           312,500
Strong River Investments, Inc.                 250,000          62,500          312,500           312,500
Jesup & Lamont Securities Corp.                      0         281,385          281,385           281,385
Pequot Scout Fund, L.P.                        187,500          46,875          234,375           234,375
The Paisley Fund, L.P.                         499,700          22,500          522,200           112,500
Athena Family Partners                          80,000          20,000          100,000           100,000
James R. Willing                                97,000          18,000          115,000            90,000
Univest Management, Inc.                        70,000          17,500           87,500            87,500
AMRO International, S.A.                        62,500          15,625           78,125            78,125
The Paisley Pacific Fund                       469,700          15,000          484,700            75,000
John C. Iverson Family Ltd                     153,500          12,500          166,000            62,500
William J. Ritger                              200,800          12,500          213,300            62,500
Mark Alsentzer                                  80,000          12,500           92,500            62,500
Vector Securities International, Inc.                0          54,924           54,924            54,924
The Research Works, Inc.                             0          50,000           50,000            50,000
Wayne Saker                                     40,000          10,000           50,000            50,000
Paine Webber, Inc.
  c/f William A. Lamb                          147,200           6,250          153,450            31,250
Paine Webber, Inc.
  c/f John A. Lamb                              67,000           6,250           73,250            31,250
John Lamb                                       67,000           6,250           73,250            31,250
Rick B. Leverich                                25,000           6,250           31,250            31,250
Michael Ned Mathias                             25,000           6,250           31,250            31,250
Boro Durakovic                                  25,000           6,250           31,250            31,250
Milton H. Dresner Revocable
   Living Trust                                 25,000           6,250           31,250            31,250
Joel M. Meyers                                  25,000           6,250           31,250            31,250
Lawrence Goldberg                               25,000           6,250           31,250            31,250
Gary B. Davis                                   25,000           6,250           31,250            31,250
Robert Rogoff                                   65,000           5,000           70,000            25,000
Robert Zelinka                                 160,000           4,750          164,750            23,750
Winchester Hosp. Inv. Fund                      35,400           4,000           39,400            20,000

Rona Zelinka                                    23,000           3,250           26,250            16,250
Howard R. Curd                                  12,500           3,125           15,625            15,625
Howard F. Curd                                  12,500           3,125           15,625            15,625
Rahman Family Trust dated
  1996,  Muhit Rahman, Trustee                  12,500           3,125           15,625            15,625
Jonathan R. Furer                               12,500           3,125           15,625            15,625
Evans 1997 Trust
 Gary Evans, Trustee                            12,500           3,125           15,625            15,625
Ben W. Hasten
 Stifel Nicolaus & Company, Inc.                12,500           3,125           15,625            15,625
John H. Buck III                                12,000           3,000           15,000            15,000
James R. Willing Profit Sharing                 36,600           2,900           39,500            14,500
Ryan Osborne                                    10,000           2,500           12,500            12,500
Mark K. Menzel                                  88,000           2,000           90,000            10,000
Peter Stern                                      6,250           1,562            7,812             7,812
David A. Rozinov                                 6,250           1,562            7,812             7,812
Stifel Nicolaus & Company, Inc.
 Custodian for Barry Ollman, IRA                18,750           1,562           20,312             7,812
Stifel Nicolaus & Company, Inc.
 Custodian for John D. Kucera, IRA               6,250           1,562            7,812             7,812
Brian Reichberg                                  6,250           1,562            7,812             7,812
Barry Blank                                     14,000           1,500           15,500             7,500
Herman Blank                                     9,000           1,500           10,500             7,500
Shirley Blank                                    9,000           1,500           10,500             7,500
James R. Brown                                   5,000           1,250            6,250             6,250
Jason Baldwin Jones                              5,000           1,250            6,250             6,250
Jacqueline Waterman                              3,000             750            3,750             3,750
Joan L. Morgen                                   2,500             625            3,125             3,125
Ran Furman                                       2,500             625            3,125             3,125
                                                 -----             ---            -----             -----
Total                                        4,525,650       1,089,769        5,615,419         3,903,619

         Assuming the Selling Shareholders sell all of their shares as offered above, The Paisley Pacific Fund and The Paisley Fund will each own approximately 2% of the outstanding shares of common stock of the company after such sale.

                                 USE OF PROCEEDS

         Novavax will not receive any proceeds from the sale of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares subject to this prospectus and the Registration Statement of which it forms a part from time to time in open market or privately negotiated transactions. Pursuant to the Stock and Warrant Purchase Agreement dated January 28, 2000, Novavax has agreed to keep the Registration Statement effective until the second anniversary of the date the Registration Statement is declared effective (or, in the case of shares issued under the selling stockholders' Private Placement warrants, the first anniversary of the date the warrant shares are issued, but in any event not later than the fourth anniversary of the date the Registration Statement is declared effective); except that if Rule 144 is amended so that the longest period that Rule 144 restricts the manner in which privately placed securities may be sold is a period shorter than two years, then Novavax is only obligated to keep this Registration Statement effective for such shorter period or until such date as all of the registered shares have been resold or may be sold pursuant to Rule 144 or a successor rule. Novavax intends to deregister any of the shares not sold by the selling stockholders at the end of such period.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Novavax's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Novavax common stock by such selling stockholder. In addition, the selling stockholders have agreed under the terms of the Stock and Warrant Purchase Agreement to which they are a party, that Novavax may restrict the sale of these registered securities for periods of up to 30 days by written notice to the selling stockholders if Novavax deems this to be necessary because a sale pursuant to such Registration Statement in its then-current form would not be in the best interest of the company and its shareholders due to disclosure obligations of the company.

         Pursuant to the Stock and Warrant Purchase Agreement, Novavax agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities, including certain liabilities under the Securities Act, that could arise in connection with the sale by the selling stockholders of the shares. Novavax has agreed to bear certain expenses (other than selling commissions) in connection with the registration and sale of the shares being offered by the selling stockholders, estimated to be $48,500.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock offered hereby have been passed upon by White & McDermott, P.C., 65 William Street, Wellesley, Massachusetts 02481. David A. White, a shareholder of such firm, owns 22,500 shares of Novavax common stock and is the Secretary of Novavax.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

         Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

         Article NINTH of the Novavax's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Company maintains insurance under which the insurers will reimburse the Company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.








         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NOVAVAX OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NOVAVAX SINCE SUCH DATE.

                                     PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS - FORM S-3

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses to be borne by the Company in connection with this offering are as follows:

         SEC Registration Fee...................................................................     $10,434.

         AMEX Listing Fee.......................................................................      17,500.

         Legal Services and Expenses............................................................      15,000.

         Accounting Services and Expenses.......................................................       5,500.

         Miscellaneous expenses.................................................................          66.
                                                                                                 -----------

         Total             .....................................................................     $48,500.

------------------------
*Estimated

Item 15.  Indemnification of Directors and Officers.

         Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

         Article NINTH of Novavax's Restated Certificate of Incorporation further provides that the indemnification prided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Company maintains insurance under which the insurers will reimburse the Company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

         See Exhibit Index, incorporated herein by reference.

Item 17.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Virginia on March 7, 2000.

                                         NOVAVAX, INC.

                                         By: /s/ John A. Spears
                                             ------------------------------
                                             John A. Spears, President
                                             and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                                TITLE                              DATE
----                                -----                              -----

/s/ John A. Spears                  President and                      March 7, 2000
---------------------------------   Chief Executive Officer
John A. Spears                      and Director


/s/ Donald J. MacPhee               Vice President and                 March 7, 2000
---------------------------------   Chief Financial Officer
Donald J. MacPhee                   (Principal Financial and
                                    Accounting Officer)


/s/ Gary C. Evans                   Director                           March 7, 2000
---------------------------------
Gary C. Evans


/s/ Mitchell J. Kelly               Director                           March 7, 2000
---------------------------------
Mitchell J. Kelly


/s/ J. Michael Lazarus              Director                           March 7, 2000
---------------------------------
J. Michael Lazarus


/s/ John O. Marsh, Jr.              Director                           March 7, 2000
---------------------------------
John O. Marsh, Jr.


/s/ Michael A. McManus              Director                           March 7, 2000
---------------------------------
Michael A. McManus

/s/ Denis M. ODonnell               Director                           March 7, 2000
---------------------------------
Denis M. O'Donnell

/s/ Ronald H. Walker                Director                           March 7, 2000
---------------------------------
Ronald H. Walker

                                  EXHIBIT INDEX

         The exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference.

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
4.1      Restated Certificate of Incorporation of the Registrant.  (Incorporated by
          reference to Exhibit 3.1 to the Registrant's Registration Statement File No.
          0-26770 filed September 14, 1995 on Form 10 (the "Registration Statement").).          ---

4.2      Specimen stock certificate for shares of Common Stock, par value $.01 per share.  (Incorporated by reference to Exhibit 4.1 to the Registration
          Statement.)                                                                            ---

4.3      Stock and Warrant Purchase Agreement dated January 28, 2000 between the
          Company and the purchasers identified therein.  (Incorporated by reference to
          Exhibit 10.15 to the Registrant's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1999, filed March 9, 2000).                             ---

5.1*     Opinion and Consent of White & McDermott, P.C.                                           24

23.1*    Consent of PricewaterhouseCoopers LLP, independent accountants.                          25

23.2*    Consent of White & McDermott, P.C. (Contained in its
         opinion filed as Exhibit 5.1 to this Registration
         Statement.)                                                                             ---

24.1*    Power of Attorney.  (Included in the signature pages hereto.)                           ---
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